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       FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

     THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT ("First Amendment") dated as of the 15th day of October, 1997 is made by and between LPC COMMERCIAL SERVICES, INC. ("Purchaser") and DEAN WITTER REALTY INCOME PARTNERSHIP III, L.P. ("Seller").

                          RECITALS:

R-1. Purchaser and Seller entered into a certain Purchase and Sale Agreement, dated as of October 1, 1997 ("Purchase Agreement"), wherein, inter alia, Seller has agreed to sell, and Purchaser has agreed to purchase certain real property and all improvements thereon known generally as the Holcomb Woods Office Buildings, Rosewell, Georgia.

R-2. Purchaser and Seller desire to extend the date upon which Purchaser is required to notify Seller of any Unacceptable Encumbrances (as defined in the Purchase
     Agreement) from October 15, 1997 to October 20, 1997.

                         AGREEMENTS:

     NOW, THEREFORE, in consideration of Ten Dollars ($10.00) in hand paid from each party to the other, the mutual convenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller hereby agree as follows:

     1. Definitions. Unless otherwise expressly provided herein, all capitalized terms not expressly defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

     2.   Extension of Buyer's Title Report and Survey
Review Period. The period set forth in Section 5.1 of the Purchase Agreement for Purchaser's review of Buyer's Title
Report and Survey is hereby extended form the date which is fifteen (15) days after the date of the Purchase Agreement
(i.e., October 15, 1997) to 5:00 p.m. (Eastern time) on the date which is twenty (20) days after the date of the Purchase Agreement (i.e., October 20, 1997).

     3. Reaffirmation of Purchase Agreement. The Purchase Agreement remains in full force and effect and Purchaser and Seller each hereby affirm, confirm and reaffirm the Purchase Agreement, as amended hereby. Purchaser and Seller expressly agree that the extension of the Buyer's Title Report and Survey review period shall not constitute an extension of any other date in the Purchase Agreement including without limitation the expiration date of the Due Diligence Period, or the Closing Date.

     IN WITNESS WHEREOF, Purchaser and Seller have executed and delivered this First Amendment as of the date first hereinabove written.


                              PURCHASER:

                              LPC COMMERCIAL SERVICES, INC.


                              By:
____________________________
                                 Name:       W. Frank Cofer
                                 Title: Vice President


                              SELLER:

                              DEAN WITTER REALTY INCOME
PARTNERSHIP III, L.P.

                              By:  Dean Witter Realty Income
Properties III, Inc., its          general partner



                              By:
____________________________
                                 Name:  Ronald J. DiPietro
                                 Title: